Exhibit 16.1

MARCUM & KLIEGMAN LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations
655 Third Avenue. 16th Floor
New York, New York 10017
Tel 212-981-3000
Fax 212-981-3001

August 18, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Rodman and Renshaw Capital Group, Inc. under Item 4.01 of its Form 8-K dated August 14, 2008. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Rodman and Renshaw Capital Group, Inc. contained therein.

/s/ Marcum & Kliegman LLP